Yield10 Bioscience Announces Fourth Quarter and Full Year 2018 Financial Results
WOBURN, Mass. - March 25, 2019 - Yield10 Bioscience, Inc. (NASDAQ:YTEN), an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries, today reported financial results for the three months and full year ended December 31, 2018.

"During the fourth quarter we accomplished each of our key objectives outlined for 2018 as we completed our field testing and analysis of C3003 to improve seed yield in canola and we began our early development program for several promising traits in corn,” said Oliver Peoples, Ph.D., president and chief executive officer of Yield10 Bioscience. “In 2019, we intend to continue building upon our strong reputation as an innovator in crop yield technology by continuing to identify novel crop yield traits for development and building our growing portfolio of traits, all while focusing on activities that will allow us to generate proof points in major crops.”
“We made a key transition in 2018 to enable the evaluation of our novel yield traits broadly in the major commercial food and feed crops: canola, soybean, corn, wheat and rice. In 2019, Yield10 will focus on generating key proof points from field tests of C3003 in canola and, building on encouraging findings reported in 2018, conduct our first field test of C3004 in Camelina, a model oil seed crop. This year, we also plan to evaluate CRISPR-Cas9 genome-edited versions of C3007 in canola and C4004 in wheat and rice for the first time. Concurrently, we will continue to support Bayer Crop Science (formerly Monsanto) and Forage Genetics as they undertake the testing of our traits in soybean and forage sorghum, respectively. We plan to leverage the data generated across our studies to identify opportunities for revenue generating collaborations with leading players in the agricultural industry,” Dr. Peoples concluded.
Recent Accomplishments
Announced encouraging results from the 2018 Field Tests of C3003 in canola. The C3003 yield trait produced seed yield increases of up to 11% in the best lines of canola tested. Based on these results, Yield10 plans to progress C3003 in canola into the commercial development phase in 2019 including field testing in Canada and the creation of additional events for testing.
Initiated an early development program in corn to evaluate novel seed yield and drought tolerance traits. Corn is the highest value commercial row crop grown in the United States. Under Yield10’s corn program, six novel traits discovered by Yield10 will be deployed in corn by a third-party agriculture company with proven expertise introducing new traits into corn. This aspect of the development activity is expected to be completed in early 2020. Yield10 plans to engage an additional third-party to conduct field testing of the novel traits in corn to evaluate the impact on seed yield.
Appointed Sherri M. Brown, Ph.D., a former Monsanto executive as our Special Commercial and Technical Advisor. Dr. Brown possesses a wealth of experience leading teams that have successfully developed and commercialized innovative biotechnology traits globally in canola, soybean and corn. Her extensive background in plant science, the assessment of yield traits in the field, global experience and knowledge of the commercial landscape will make her an invaluable resource for the Yield10 team.
FULL YEAR AND FOURTH QUARTER 2018 FINANCIAL OVERVIEW
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives.
The Company ended 2018 with $5.8 million in unrestricted cash, cash equivalents and short-term investments. On March 18, 2019, Yield10 closed on a registered direct offering of its common stock, raising $2.6 million, net of offering costs. The Company anticipates net cash usage in a range of approximately $9.0 million to $9.5 million during 2019.
The Company's present capital resources, including funds received from its March 2019 offering, will not be sufficient to fund its planned operations for a twelve-month period and, therefore, raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, and receipt of additional government research grants, as well as licensing or other collaborative arrangements.
Operations
The Company’s net cash used by operating activities during 2018 was $8.8 million, an increase of $0.6 million from the $8.2 million used in operating activities during 2017. The increase in net cash used for operating activities during the year ended December 31, 2018 was primarily due to the Company's payment of 2017 employee bonuses during early 2018. Bonuses were not paid during the previous year.
For the year ending December 31, 2018, the Company reported a net operating loss of $9.2 million, or $0.92 per share which compares to a net operating loss of $10.8 million, or $3.29 per share, for 2017. The 2017 loss includes a $1.4 million adjustment related to the Company's accounting for a deemed dividend from a beneficial conversion feature recorded in connection with Series A convertible preferred stock issued in its December 2017 financing.
Total research grant revenue for the full year 2018 was $0.6 million, compared to $0.9 million recorded in the previous year. Research and development expenses were $4.8 million in 2018, compared to $4.6 million for 2017. General and administrative expenses were $5.1 million and $5.6 million for the years ended December 31, 2018 and 2017, respectively.
The Company reported a net operating loss of $1.9 million, or $0.19 per share, for the fourth quarter of 2018, compared to a net operating loss applicable to common shareholders of $4.0 million, or $0.99 per share, for the fourth quarter of 2017.
Total research grant revenues in the fourth quarter of 2018 and fourth quarter of 2017 were consistent at $0.1 million.
In the fourth quarter of 2018, research and development expenses were $1.1 million and general and administrative expenses were $0.9 million compared to $1.2 million of research and development expenses and $1.4 million of general and administrative expenses in the fourth quarter of 2017.
Conference Call Information
Yield10 Bioscience management will host a conference call today at 4:30 p.m. (ET) to discuss the fourth quarter and full year 2018 results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at www.yield10bio.com in the investor relations events section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13687674. The replay will be available until April 9, 2019. In addition, the webcast will be archived on the Company's website in the investor relations events section.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries to achieve step-change improvements in crop yield to enhance global food security. Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. The “Trait Factory” has two components: the “GRAIN” computational modeling platform, which is used to identify specific gene changes designed to improve crop performance, and the deployment of those changes into crops using genome-editing or traditional agricultural biotechnology approaches. The purpose of the “Trait Factory” is to engineer precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as canola, soybean, rice, wheat and corn. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.
For more information visit www.yield10bio.com
(YTEN-E)
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s cash position, cash forecasts and runway, ability to obtain sufficient financing to continue operating, expectations related to research and development activities, collaborations, intellectual property, the expected regulatory path for traits, reproducibility of data from field tests, the timing of completion of additional greenhouse and field test studies, the signing of research licenses and collaborations, and value creation as well as the overall progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, 561-479-8566, brets@coreir.com

Managing Director, CORE IR
Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank Marketing and PR

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue:
Grant revenue	$135	$104	$556	$944
Total revenue	135	104	556	944
Expenses:
Research and development	1,082	1,218	4,759	4,597
General and administrative	939	1,415	5,071	5,630
Total expenses	2,021	2,633	9,830	10,227
Loss from operations	(1,886)	(2,529)	(9,274)	(9,283)
Other income (expense), net	26	(23)	104	(113)
Net loss	$(1,860)	$(2,552)	$(9,170)	$(9,396)

Loss attributable to common shareholders and loss per common share:
Net loss	$(1,860)	$(2,552)	$(9,170)	$(9,396)
Deemed dividend on Series A Convertible Preferred Stock issuance	—	(1,427)	—	(1,427)
Net loss applicable to common shareholders	$(1,860)	$(3,979)	$(9,170)	$(10,823)

Basic and Diluted net loss per share	$(0.19)	$(0.99)	$(0.92)	$(3.29)
Number of shares used in per share calculations:
Basic & Diluted	10,024,557	4,040,156	9,932,487	3,288,618

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$3,023	$14,487
Short-term investments	2,746	—
Accounts receivable	94	54
Unbilled receivables	66	65
Prepaid expenses and other current assets	448	311
Total current assets	6,377	14,917
Restricted cash	332	317
Property and equipment, net	1,385	1,539
Other assets	100	109
Total assets	$8,194	$16,882
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$117	$76
Accrued expenses	1,429	2,299
Total current liabilities	1,546	2,375
Other liabilities, net of current portion	935	1,005
Total liabilities	2,481	3,380
Commitments and contingencies
Stockholders' Equity:
Series A Convertible Preferred Stock ($0.01 par value per share); 5,000,000 authorized at December 31, 2018 and 2017, respectively; 0 and 1,826 shares issued and outstanding at December 31, 2018 and 2017, respectively	—	818
Common stock ($0.01 par value per share); 60,000,000 shares and 40,000,000 shares authorized at December 31, 2018 and 2017, respectively; 10,025,811 and 9,089,159 shares issued and outstanding at December 31, 2018 and 2017, respectively	100	91
Additional paid-in capital	357,646	355,431
Accumulated other comprehensive loss	(110)	(85)
Accumulated deficit	(351,923)	(342,753)
Total stockholders' equity	5,713	13,502
Total liabilities and stockholders' equity	$8,194	$16,882

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Years Ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(9,170)	$(9,396)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	196	206
Expense for 401(k) company common stock match	102	85
Stock-based compensation	1,181	1,395
Changes in operating assets and liabilities:
Accounts receivable	(40)	12
Due from related parties	—	1
Unbilled receivables	(1)	56
Prepaid expenses and other assets	(128)	660
Accounts payable	41	17
Accrued expenses	(865)	(622)
Other long-term liabilities	(70)	(616)
Net cash used in operating activities	(8,754)	(8,202)

Cash flows from investing activities
Purchase of property and equipment	(42)	(6)
Purchase of investments	(11,496)	—
Proceeds from sale and maturity of short-term investments	8,750	—
Net cash used by investing activities	(2,788)	(6)

Cash flows from financing activities
Proceeds from warrants exercised	124	—
Proceeds from private placement offering, net of issuance costs	—	1,966
Proceeds from public stock offerings, net of issuance costs	—	13,318
Taxes paid on employees' behalf related to vesting of stock awards	(6)	(12)
Net cash provided by financing activities	118	15,272

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(25)	(1)
Net (decrease) increase in cash, cash equivalents and restricted cash	(11,449)	7,063
Cash, cash equivalents and restricted cash at beginning of period	14,804	7,741
Cash, cash equivalents and restricted cash at end of period	$3,355	$14,804

Supplemental Cash Flow Disclosure:
Interest paid	$50	$116

Supplemental Disclosure of Non-cash Information:
Stock offering costs remaining in accounts payable and accrued expenses	—	$221
Deemed dividend related to Series A Convertible Preferred Stock beneficial conversion feature	—	$1,427